EXHIBIT 99.1

[NSFC LETTERHEAD]

TO:                      Executive Officers and Directors of Northern States Financial Corporation

FROM:                Scott Yelvington, President and CEO

DATE:                 August 10, 2011

RE:	Notice of Termination of Previously Announced Blackout Period and Suspension of Trading by Directors and Executive Officers of Northern States Financial Corporation

As a director and/or executive officer of Northern States Financial Corporation (the “Company”), you are being provided this notice pursuant to Rule 104(b)(2)(iii) of Regulation BTR to inform you of the early termination of the previously announced blackout period (the “Blackout Period”) for the Northern States Financial Corporation Employee Profit Sharing Trust (the “Plan”).  Previously, the Company notified you that the Blackout Period would run from July 2, 2011 until August 19, 2011 in order to change the Plan’s investment options and recordkeeper.  However, on August 10, 2011, the Company notified Plan participants that the transition had been completed and that the Blackout Period had been terminated.  Consequently, as of August 10, 2011, the previously announced trading restrictions imposed on the Company’s directors and executive officers as a result of the Blackout Period under Regulation BTR have been lifted.

It should be noted, however, that all provisions of the Company’s Section 16 Compliance Program continue to apply and remain in effect.

If you have any questions regarding the early termination of the Blackout Period, please contact Kerry Biegay, at 1601 North Lewis Avenue, Waukegan, Illinois  60085, or by telephone at (847) 244-6000.